Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
February 15, 2007	Richard E. Leone
Manager — Investor Relations
rleone@rtiintl.com
330-544-7622
RTI ANNOUNCES SUPPLY AGREEMENT
     Niles, Ohio — RTI International Metals, Inc., (NYSE: RTI) announced today that it has entered into a new contract with Sumitomo Titanium Company (“STC”) of Japan for the long term supply of titanium sponge. STC has been a principal supplier to RTI since 1991.
     Under the new agreement, which runs through 2016, STC will supply up to 13 million pounds annually, beginning in 2009. RTI has agreed to purchase a minimum of 10 million pounds annually for the first five years thereafter. During the latter years of the contract, quantities can be reduced by the election of various options by both parties. Prices will continue to be negotiated annually.
     RTI International Metals®, headquartered in Niles, Ohio, is one of the world’s largest producers of titanium. Through its various subsidiaries, RTI manufactures and distributes titanium and specialty metal mill products, extruded shapes, formed parts and engineered systems for aerospace, industrial, defense, energy, chemical and consumer applications for customers around the world. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.

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